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                                                                    Exhibit 99.1

[GRAPHIC OMITTED]
    OCWEN                                   Ocwen Financial Corporation(R)
================================================================================

FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
                                                Robert J. Leist, Jr.
                                                Senior Vice President &
                                                  Principal Financial Officer
                                                T: (561) 682-7958
                                                E: robert.leist@ocwen.com
                                                   ----------------------

                      OCWEN FINANCIAL CORPORATION ANNOUNCES
                       FOURTH QUARTER AND 2005 NET INCOME

West Palm Beach, FL - (January 26, 2006) Ocwen Financial Corporation (NYSE:OCN) today reported net income of $7.6 million or $0.12 per share for the fourth quarter of 2005 and $20.9 million or $0.33 per share for the full year ended December 31, 2005. This compares to net income of $2.6 million or $0.04 per share for the fourth quarter of 2004 and $57.7 million or $0.88 for the full year 2004. Pre-tax income in 2005 was $28.1 million as compared to $25.4 million last year. Net income for 2005 reflects a tax provision of $7.3 million, while 2004 results include a net tax benefit of $32.3 million, primarily reflecting the partial reversal in the third quarter of the deferred tax asset valuation allowance that was established in prior years.

Chairman and CEO William C. Erbey stated "Our fourth quarter pre-tax income of $9.8 million continues the positive trend achieved in the third quarter of this year. Overall, our 2005 pre-tax income was 11% over our 2004 results. Our 2005 results primarily reflect a strong performance in our Residential Servicing segment whose pre-tax income rose 30% in 2005 as compared to 2004. This increase primarily reflects the positive impact of rising interest rates on our float earnings and reductions in operating costs, offset in part by continued high mortgage prepayment speeds for most of 2005, a reduction in properties being marketed under our contract with the United States Department of Veteran's Affairs ("VA") and increased legal fees during the year. Legal expenses in the Residential Loan Servicing unit rose by $6.1 million in 2005 as compared to 2004 including charges of $3.2 million during the fourth quarter of 2005 to increase our reserves for both the expected judgment of $1.8 million related to the recent case in Galveston, Texas, which we intend to appeal, and for other cases currently in progress. Our Commercial Servicing segment reported pre-tax income of $2.9 million in 2005 as compared to a $0.2 million loss in 2004, largely reflecting the exceptional third quarter performance in both domestic and international operations. Offsetting these improvements was a decline in our Residential Origination Services segment, primarily reflecting reduced earnings from our UK residuals portfolio as well as a net $3.4 million charge in the fourth quarter to reduce the carrying value of our loans held for resale. This latter charge reflects pricing declines in the loan and securitization markets in the fourth quarter of 2005.

Our total assets rose to $1.8 billion during the fourth quarter of 2005, as compared to $1.3 billion as of September 30, 2005. This is primarily due to an increase in our loans held for resale, which amounted to $551.8 million as of year-end. This balance includes approximately $470 million of loans that we purchased during the fourth quarter and plan to securitize during the first quarter of 2006. We have also made progress in growing our Residential Servicing portfolio, purchasing $57.2 million of mortgage servicing rights during the fourth quarter of 2005. Our balance sheet remains strong with $271.1 million of cash and equivalents, $294.5 million of unutilized borrowing capacity on our existing lines and $353.2 million of equity. During the latter half of 2005, we repurchased $74.1 million of our 3.25% convertible notes and $2.8 million of our 10.875% capital trust securities for a net gain of $4.3 million. We also made substantial progress during 2005 in selling our remaining non-core assets which amounted to $4.5 million as of year-end as compared to $28.2 million at the end of 2004."

The Residential Servicing segment reported pre-tax income of $8.5 million in the fourth quarter of 2005 vs. $1.1 million in the 2004 fourth quarter. Year to date, pre-tax income was $21.7 million in 2005 as compared to $16.6 million in the same period last year. Within this segment, contribution before overhead charges of the Residential Loan Servicing unit increased 471% in the fourth quarter and 120% for the full year 2005 as compared to the same periods last year. These improvements primarily reflect increased float earnings and a reduction in operating expenses. Partially offsetting these improvements were continuing high prepayment speeds for most of 2005 as well as an increase of $6.1 million in legal costs including a provision of $3.2 million in the fourth quarter to increase litigation reserves. Additionally, full segment results were impacted by a decline in contribution from our VA servicing contract which reflects lower transaction volumes in 2005 as compared to 2004 as well as the absence of the one-time fees of $2.9 million recognized in the second quarter of 2004 from a REALServicing(R) contract. Our servicing portfolio has grown during 2005. As of December 31, 2005, we were the servicer of approximately 369 thousand loans with an unpaid principal balance (UPB) of $42.8 billion as compared to approximately 320 thousand loans and $34.5 billion of UPB at December 31, 2004.

Ocwen Financial Corporation
Fourth Quarter Results
January 26, 2006


Commercial Servicing reported $0.5 million of pre-tax income in both the fourth quarter of 2005 and the fourth quarter of 2004. For the year, pre-tax income was $2.9 million in 2005 as compared to a pre-tax loss of $(0.2) million last year. Our 2005 results primarily reflect asset resolution fees earned in the third quarter in both our domestic servicing operations and in the Asia operations of GSS.

Ocwen Recovery Group ("ORG") reported a pre-tax loss of $(0.8) million in the fourth quarter of 2005 as compared to pre-tax income of $0.9 million in the fourth quarter of 2004. ORG recorded a pre-tax loss of $(0.7) million in 2005 as compared to income of $3.9 million in 2004. Revenue in both the fourth quarter and full year periods of 2005 has declined compared to the same periods last year reflecting a shift in revenue from proprietary assets to lower rate third party contracts. In addition, while operating costs for the full year 2005 exceed those reported in 2004, the cost reduction initiatives we implemented some months ago have begun to yield results as operating expenses in the fourth quarter of 2005 are below both third quarter 2005 and fourth quarter 2004 levels.

Residential Origination Services reported a pre-tax loss of $(1.7) million in the fourth quarter of 2005 as compared to income of $3.5 million in the same period last year. For 2005, pre-tax income was $2.8 million as compared to $13.5 million in 2004. Fourth quarter results in this segment were significantly impacted by a net $3.4 million charge to decrease the value of loans held for resale. Results for 2005 were also impacted by declining earnings from our maturing portfolio of UK based residual securities. Additionally, our 2005 results in this segment include an operating loss in our new loan processing operations primarily reflecting the need to increase processing staff in advance of increased transaction volume. Partially offsetting those factors were an improvement in our refinancing operations and a gain from a residual trading transaction.

Business Process Outsourcing reported pre-tax income of $0.5 million and $0.4 million in the fourth quarter of 2005 and 2004, respectively. Pre-tax income was $1.2 million in 2005 as compared to $2.2 million in 2004. Although 2005 revenue has increased over the same periods last year, expenses have risen more rapidly.

The Corporate Segment recorded pre-tax income of $2.8 million in the fourth quarter of 2005 as compared to a loss of $(4.4) million in the fourth quarter of 2004. For the full year, Corporate reported pre-tax income of $0.2 million in 2005 as compared to a pre-tax loss of $(10.6) million in 2004. Corporate results for the fourth quarter of 2005 include $3.4 million of gains from repurchases of $65.1 million of debt, primarily our 3.25% convertible notes. Corporate results for 2005 also include a pre-tax gain of $1.8 million in the second quarter from the sale of our deposits in the debanking transaction and $1.9 million of interest income on federal income tax receivables, offset primarily by interest expense retained in Corporate expenses representing the cost associated with maintaining high cash balances during the first half of 2005 in preparation for debanking. Interest income on the federal income tax receivables amounted to $6.9 million in 2004. These receivables, in the amount of $65.3 million, were collected during the third quarter of 2005.

Income tax expense amounted to $2.2 million in the fourth quarter of 2005 as compared to a benefit of $0.5 million in the fourth quarter of 2004. For the year, income tax expense amounted to $7.3 million in 2005 as compared to a benefit of $32.3 million in 2004. Tax expense for 2005 includes a one-time provision of $1.1 million in the second quarter in connection with the debanking transaction. The tax benefit for 2004 is primarily due to the reversal of $37 million of the valuation allowance on deferred tax assets that had been provided in prior years. This allowance was reduced as a result of refund claims of $37 million filed with the IRS that reduced our deferred tax asset as of September 30, 2004 and increased our receivable balances by the same amount.

Ocwen Financial Corporation ("Ocwen") is a leading provider of servicing and origination processing solutions to the loan industry with headquarters in West Palm Beach, Florida, offices in Orlando, Florida and Chicago, Illinois and global operations in Canada, Germany, India and Taiwan. We make our clients' loans worth more by leveraging our superior processes, innovative technology and high-quality, cost-effective global human resources. Additional information is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the outlook on rate increases and prepayment speeds and the ultimate resolution of litigation, the securitization market and our plans to securitize loans. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in OCN's reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.


Ocwen Financial Corporation
Fourth Quarter Results
January 26, 2006

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                             Three Months                 Twelve Months
-----------------------------------------------------------------    ---------------------------   ---------------------------
For the periods ended December 31,                                       2005           2004           2005           2004
-----------------------------------------------------------------    ------------   ------------   ------------   ------------
Revenue
  Servicing and related fees ....................................    $     48,640   $     38,172   $    188,073   $    154,721
  Vendor management fees ........................................          11,012         11,154         44,276         46,986
  Gain (loss) on trading securities, net ........................           3,422         (2,225)            13           (537)
  Valuation gains (losses) on real estate .......................             (11)        (1,120)            95         (5,110)
  Gain (loss) on sales of real estate ...........................             643          1,706          2,552          1,556
  Operating income (loss) from real estate ......................            (197)          (412)          (832)           606
  Gain (loss) on debt repurchases ...............................           3,361             --          4,258             --
  Other income ..................................................             388          4,836         13,235         24,805
                                                                     ------------   ------------   ------------   ------------
    Non-interest revenue ........................................          67,258         52,111        251,670        223,027
                                                                     ------------   ------------   ------------   ------------

  Interest income ...............................................           8,278          8,121         25,238         23,676
  Interest expense ..............................................          11,409          8,325         37,261         30,364
                                                                     ------------   ------------   ------------   ------------
    Net interest expense before provision for loan losses .......          (3,131)          (204)       (12,023)        (6,688)
  Provision for loan losses .....................................              (7)          (968)           (37)        (1,881)
                                                                     ------------   ------------   ------------   ------------
    Net interest income (expense) after provision for loan
     losses .....................................................          (3,124)           764        (11,986)        (4,807)
                                                                     ------------   ------------   ------------   ------------
     Total revenue ..............................................          64,134         52,875        239,684        218,220
                                                                     ------------   ------------   ------------   ------------
Non-interest expense
  Compensation and employee benefits ............................          22,176         23,054         94,625         87,283
  Occupancy and equipment .......................................           4,346          3,934         17,676         15,933
  Technology and communication costs ............................           7,525          6,573         30,375         26,049
  Loan expenses .................................................           8,395          6,740         27,066         27,313
  Professional services and regulatory fees .....................          10,226          8,562         25,189         26,589
  Loss (gain) on investments in affordable housing
    properties ..................................................              33            (76)         1,750           (255)
  Other operating expenses ......................................           1,651          2,067         14,884          9,908
                                                                     ------------   ------------   ------------   ------------
    Non-interest expense ........................................          54,352         50,854        211,565        192,820
                                                                     ------------   ------------   ------------   ------------
Income (loss) before income taxes ...............................           9,782          2,021         28,119         25,400
Income tax expense (benefit) ....................................           2,166           (544)         7,263        (32,324)
                                                                     ------------   ------------   ------------   ------------
    Net income (loss) ...........................................    $      7,616   $      2,565   $     20,856   $     57,724
                                                                     ============   ============   ============   ============
Earnings (loss) per share
  Basic .........................................................    $       0.12   $       0.04   $       0.33   $       0.88
  Diluted .......................................................    $       0.12   $       0.04   $       0.33   $       0.82

Weighted average common shares outstanding
  Basic .........................................................      63,118,686     62,733,630     62,912,768     65,811,697
  Diluted .......................................................      64,010,370     63,879,194     63,885,439     73,197,255


Ocwen Financial Corporation
Fourth Quarter Results
January 26, 2006

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except share data)

                                                                                    December 31,   December 31,
                                                                                        2005           2004
                                                                                    ------------   ------------
Assets
  Cash .........................................................................    $    269,371   $    542,891
  Trading securities, at fair value
     Investment grade ..........................................................           1,685         86,215
     Subordinates and residuals ................................................          30,277         39,527
  Loans held for resale ........................................................         551,815          8,437
  Match funded assets (including advances of $377,105 and $276,626) ............         377,105        280,760
  Advances .....................................................................         219,716        240,430
  Mortgage servicing rights ....................................................         148,663        131,409
  Receivables ..................................................................          76,341        126,719
  Real estate ..................................................................           4,062         18,732
  Loans (net of allowance for loan losses of $40 and $4,546) ...................             413          3,792
  Premises and equipment .......................................................          40,108         37,440
  Other assets .................................................................          68,067         66,180
                                                                                    ------------   ------------
     Total assets ..............................................................    $  1,787,623   $  1,582,532
                                                                                    ============   ============

Liabilities and Stockholders' Equity
  Liabilities
    Match funded liabilities ...................................................    $    339,292   $    244,327
    Servicer liabilities .......................................................         298,892        291,265
    Lines of credit and other secured borrowings ...............................         555,279         50,612
    Debt securities ............................................................         154,329        231,249
    Other liabilities ..........................................................          84,780         56,850
    Deposits ...................................................................              --        290,507
    Escrow deposits ............................................................              --         86,084
                                                                                    ------------   ------------
     Total liabilities .........................................................       1,432,572      1,250,894
                                                                                    ------------   ------------

  Minority interest in subsidiaries ............................................           1,853          1,530

  Stockholders' Equity
   Common stock, $.01 par value; 200,000,000 shares authorized; 63,133,471 and
     62,739,478 shares issued and outstanding ..................................             631            627
   Additional paid-in capital ..................................................         184,262        181,336
   Retained earnings ...........................................................         168,989        148,133
   Accumulated other comprehensive income (loss), net of taxes .................            (684)            12
                                                                                    ------------   ------------
     Total stockholders' equity ................................................         353,198        330,108
                                                                                    ------------   ------------
       Total liabilities and stockholders' equity ..............................    $  1,787,623   $  1,582,532
                                                                                    ============   ============


Ocwen Financial Corporation
Fourth Quarter Results
January 26, 2006

Pre-Tax Income (Loss) by Business Segment

                                                                        Three Months                 Twelve Months
                                                                ---------------------------   ---------------------------
For the periods ended December 31,                                  2005           2004           2005           2004
------------------------------------------------------------    ------------   ------------   ------------   ------------
(Dollars in thousands)
Residential Servicing ......................................    $      8,453   $      1,085   $     21,695   $     16,639
Commercial Servicing .......................................             521            512          2,940           (224)
Ocwen Recovery Group .......................................            (783)           918           (684)         3,916
Residential Origination Services ...........................          (1,676)         3,460          2,789         13,503
Business Process Outsourcing ...............................             470            414          1,225          2,205
                                                                ------------   ------------   ------------   ------------
                                                                       6,985          6,389         27,965         36,039
Corporate Items and Other ..................................           2,797         (4,368)           154        (10,639)
                                                                ------------   ------------   ------------   ------------
Income (loss) before income taxes ..........................    $      9,782   $      2,021   $     28,119   $     25,400
                                                                ============   ============   ============   ============


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